Sprott Physical Platinum and Palladium Trust F-10EF

Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

To Sprott Asset Management LP, Manager of Sprott Physical Platinum and Palladium Trust

We consent to the use of our report dated March 20, 2025, on the financial statements of Sprott Physical Platinum and Palladium Trust (the “Trust”), which comprise the statements of financial position as of December 31, 2024 and 2023, the related statements of comprehensive income (loss), changes in equity, and cash flows for each of the years ended December 31, 2024 and 2023, and the related notes, and our report dated March 20, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference in this Registration Statement on Form F-10 dated October 10, 2025 of the Trust.

Yours very truly,

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

October 10, 2025

Toronto, Canada